EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
07/17/06	Investors: Mary Kay Shaw, 630-623-7559
Media: Julie Pottebaum, 630-623-3707

McDONALD’S REPORTS STRONG SECOND QUARTER SALES AND
PRELIMINARY EARNINGS PER SHARE GROWTH

•	Global comparable sales increased 5.9% in June, 5.5% for the second quarter

•	U.S. comparable sales increased 5.2% in June, 4.2% for the second quarter

•	Europe comparable sales increased 4.5% in June, 6.3% for the second quarter

•
Preliminary second quarter earnings per share is about $0.67, which includes $0.10 of income from the sale of Chipotle Mexican Grill shares and $0.02 of expense related to impairment and a one-time impact from a tax law change. Second quarter 2005 earnings per share were $0.42, which included $0.09 of expense due to HIA.

OAK BROOK, IL - McDonald's Corporation announced today that Systemwide sales for McDonald’s restaurants increased 8.1% in June, or 6.9% in constant currencies. For the quarter, Systemwide sales increased 6.6% as reported and in constant currencies.
McDonald's Chief Executive Officer Jim Skinner commented, "Our worldwide efforts to make the McDonald’s experience increasingly relevant to today’s consumers continue to deliver results with global comparable sales growing 5.9% in June and 5.5% for the quarter. We will further strengthen our connection with customers through combined initiatives surrounding menu choice, variety and value; convenient and contemporary restaurants and innovative marketing.
"In the U.S., McDonald’s continues to be the favored breakfast destination, and we are now attracting even more customers. This positive breakfast trend and a popular Happy Meal promotion helped drive U.S. comparable sales up 5.2% in June.
"Germany, France and the United Kingdom each contributed to Europe’s strong comparable sales increase of 4.5% in June. We’re building sales throughout Europe by appealing to a broad range of customer preferences with premium sandwiches and salads, classic menu favorites and everyday low-price offerings. We also shared their passion for the World Cup with exciting promotions in June.

            “Comparable sales in Asia/Pacific, Middle East and Africa increased 8.8% in June, primarily due to strong performance in Japan and Australia.
“Looking ahead, I am confident we will continue to build on our global comparable sales growth record by executing customer-focused initiatives that further enhance the relevance of the McDonald’s experience.”

Percent Inc/ (Dec)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended June 30,	2006	2005	Reported	Currency
McDonald’s Restaurants*	5.9	3.8	8.1	6.9
Major Segments:
U.S.	5.2	5.4	5.9	5.9
Europe	4.5	1.3	9.6	5.7
APMEA**	8.8	2.9	8.1	11.0

Quarter ended June 30,
McDonald’s Restaurants*	5.5	2.8	6.6	6.6
Major Segments:
U.S.	4.2	4.8	4.9	4.9
Europe	6.3	(0.3)	7.0	7.4
APMEA**	7.2	1.2	6.2	9.4

Year-To-Date June 30,
McDonald’s Restaurants*	5.4	3.7	5.1	6.4
Major Segments:
U.S.	5.4	5.0	6.1	6.1
Europe	4.1	1.3	1.1	5.3
APMEA**	5.6	3.4	3.1	7.7

*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

       Second quarter 2006 earnings are expected to be about $0.67 per share. This preliminary earnings per share amount includes $0.10 of income related to the gain on the sale of a portion of our Chipotle Mexican Grill shares in the secondary offering completed in May; $0.01 of impairment expense primarily related to a loss on the anticipated sale of a market in APMEA to a developmental licensee; and $0.01 of incremental tax expense primarily related to the one-time impact from a tax law change in Canada. Second quarter 2005 reported earnings were $0.42 per share, which included $0.09 of incremental tax expense resulting from the decision to repatriate foreign earnings under the Homeland Investment Act.

Definitions
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Comparable sales represent sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

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The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of June 2006, this calendar shift/trading day adjustment consisted of one more Friday and one less Wednesday, compared with June 2005. The resulting adjustment varied around the world, ranging from flat to up about 1%.

Upcoming Communications
McDonald's tentatively plans to release second quarter earnings before the market opens on July 25, 2006 and will host an investor webcast at 10:30 a.m. Central Time. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.
McDonald’s tentatively plans to release July sales on August 8, 2006.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Additional Information
In connection with the proposed disposition by McDonald’s Corporation of its interest in Chipotle Mexican Grill, Inc. via a tax-free exchange offer, Chipotle will file with the Securities and Exchange Commission (SEC) a registration statement that will include an exchange offer prospectus. The prospectus will contain important information about the disposition and related matters, and McDonald’s will mail the prospectus to its shareholders. Investors and security holders are urged to read the prospectus, and any other relevant documents filed with the SEC, when they become available and before making any investment decision. None of McDonald’s, Chipotle or any of their respective directors or officers or any dealer manager appointed with respect to the exchange offer makes any recommendation as to whether you should participate in the exchange offer. You will be able to obtain a free copy of the prospectus (when available) and other related documents filed with the SEC by McDonald’s and Chipotle at the SEC’s web site at www.sec.gov, and those documents may also be obtained for free, as applicable, from McDonald’s at www.mcdonalds.com or Chipotle at www.chipotle.com.

Forward-Looking Statements
Information in this communication contains forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the benefits of the split-off, including future financial and operating results, and each company’s plans, objectives, expectations and intentions and other statements that are not historical facts. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, those forward-looking statements is detailed in the filings of McDonald’s with the SEC, such as annual and quarterly reports and the prospectus (when available). McDonald’s disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

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